Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES SECOND QUARTER RESULTS

•	American Greetings reports a loss from continuing operations due to combination of seasonality and expenses related to strategic card initiative

•	Completes last step of strategic refinancing effort

•	Declares 8 cent per share quarterly cash dividend

CLEVELAND (September 28, 2006) – American Greetings Corporation (NYSE: AM) today announced its results for the second fiscal quarter ended August 25, 2006, and declared an 8 cent per share cash dividend.

Second Quarter Results

For the second quarter of fiscal 2007, the Company reported net sales of $360.1 million, a pre-tax loss from continuing operations of $14.7 million and a loss from continuing operations of $13.2 million or 23 cents per share (all per-share amounts assume dilution). For the second quarter of fiscal 2006, the Company reported net sales of $385.0 million, pre-tax income from continuing operations of $8.9 million and income from continuing operations of $3.8 million or 6 cents per share.

Management Comments

Chief Executive Officer Zev Weiss said, “The combination of our normal seasonality as well as the planned rollout of both our strategic card and scan based trading initiatives put enough downward pressure on revenues and earnings to cause a loss from continuing operations for the quarter. Although we had anticipated a down quarter, our results were slightly below our plan by a few million dollars. However, because the second half of the fiscal year is stronger seasonally than the first half, at the mid-point of the fiscal year we still anticipate falling within our previously announced earnings per share range for the full year of $0.80 to $1.00.”

In addition, Weiss stated, “We are incurring costs associated with the strategic card initiative, and we believe that the consumer is beginning to notice the changes we are making in our card products and merchandising and our objective is to turn that heightened consumer interest into revenues and earnings.”

Weiss added, “During the quarter, we also completed our strategic refinancing effort. The last step of this process reduced the shares that would have been issued due to the conversion of our 7% notes by slightly more than 7 million. Over the course of the last 18 months, we have reduced our diluted share count by approximately 27%. Over the long term, we will be focusing more of our resources on growth opportunities, including our strategic card initiative, and less aggressively on share repurchases.”

Financing Activities

During the quarter, with the settlement of its 7% convertible notes (both the original notes and the new notes issued in its exchange offer), the Company completed the last major step of its strategic refinancing effort. During the second fiscal quarter, the Company used $159.1 million of cash to settle the principal due under its new notes and issued shares to settle the balance of the conversion value of the new notes. As a result of completing this last major step, the Company did not have to issue approximately 7.1 million shares that it would have had to issue if all of the original convertible notes had remained outstanding and been converted.

Share Repurchases and Dividend Declaration

During the second fiscal quarter of 2007, the Company purchased, under the share repurchase program initiated in February of 2006, 2.1 million shares of common stock for $49.1 million. As of the end of the second quarter, the Company had a balance of approximately $48.8 million available under its repurchase program. During the past 18 months, over the course of two share repurchase programs, the Company has repurchased 15.2 million shares for $351.2 million at an average price of $23.14 per share.

The Company’s Board of Directors authorized a cash dividend of 8 cents per share to be paid on October 23, 2006 to shareholders of record at the close of business on October 13, 2006.

Conference Call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:00 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.

About American Greetings Corporation

American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.9 billion. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Stephen J. Smith

VP, Treasurer and Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•	the Company’s ability to successfully implement its strategy to invest in its core greeting card business;

•	the timing and impact of investments in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

•	the ability to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases;

•	a weak retail environment;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology on core product sales;

•	competitive terms of sale offered to customers;

•	successful implementation of supply chain improvements and achievement of projected cost savings from those improvements;

•	increases in the cost of material, energy, freight and other production costs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar;

•	escalation in the cost of providing employee health care;

•	successful integration of acquisitions; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006.

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF OPERATIONS

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars except share and per share amounts)

	(Unaudited)
	Three Months Ended		Six Months Ended
	August 25, 2006	August 26, 2005	August 25, 2006	August 26, 2005
Net sales	$360,075	$384,965	$766,646	$824,434

Costs and expenses:
Material, labor and other production costs	174,193	174,571	350,514	353,001
Selling, distribution and marketing	152,839	145,982	296,608	299,780
Administrative and general	57,496	58,539	119,502	121,014
Interest expense	7,609	8,586	20,073	18,263
Other income – net	(17,409)	(11,571)	(24,289)	(20,066)

Total costs and expenses	374,728	376,107	762,408	771,992

(Loss) income from continuing operations before income tax (benefit) expense	(14,653)	8,858	4,238	52,442
Income tax (benefit) expense	(1,409)	5,054	1,445	21,730

(Loss) income from continuing operations	(13,244)	3,804	2,793	30,712

Income (loss) from discontinued operations, net of tax	2,746	(563)	2,101	(1,057)

Net (loss) income	$(10,498)	$3,241	$4,894	$29,655

(Loss) earnings per share - basic:
(Loss) income from continuing operations	$(0.23)	$0.06	$0.04	$0.46
Income (loss) from discontinued operations	0.05	(0.01)	0.04	(0.02)

Net (loss) income	$(0.18)	$0.05	$0.08	$0.44

(Loss) earnings per share - assuming dilution:
(Loss) income from continuing operations	$(0.23)	$0.06	$0.04	$0.42
Income (loss) from discontinued operations	0.05	(0.01)	0.04	(0.01)

Net (loss) income	$(0.18)	$0.05	$0.08	$0.41

Average number of common shares outstanding	58,133,066	67,101,944	58,135,148	67,848,865

Average number of common shares outstanding - assuming dilution	58,133,066	67,913,912	59,990,069	81,240,972

Dividends declared per share	$0.08	$0.08	$0.16	$0.16

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited)
	August 25, 2006	August 26, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$89,113	$159,739
Short-term investments	—	208,750
Trade accounts receivable, net	86,264	169,864
Inventories	277,456	291,333
Deferred and refundable income taxes	171,827	176,265
Assets of businesses held for sale	—	20,850
Prepaid expenses and other	194,552	219,190

Total current assets	819,212	1,245,991

GOODWILL	217,804	257,887
OTHER ASSETS	550,764	600,310

Property, plant and equipment - at cost	967,610	966,139
Less accumulated depreciation	666,090	651,128

PROPERTY, PLANT AND EQUIPMENT - NET	301,520	315,011

	$1,889,300	$2,419,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Debt due within one year	$20,000	$—
Accounts payable	122,217	130,811
Accrued liabilities	83,105	109,981
Accrued compensation and benefits	49,083	51,228
Income taxes	6,420	21,461
Liabilities of businesses held for sale	—	4,164
Other current liabilities	99,389	125,198

Total current liabilities	380,214	442,843

LONG-TERM DEBT	224,078	476,218
OTHER LIABILITIES	101,754	145,545
DEFERRED INCOME TAXES	25,886	37,077

SHAREHOLDERS’ EQUITY
Common shares - Class A	56,858	62,170
Common shares - Class B	4,226	4,221
Capital in excess of par value	412,919	391,174
Treasury stock	(569,143)	(536,249)
Accumulated other comprehensive income	29,726	12,853
Retained earnings	1,222,782	1,383,347

Total shareholders’ equity	1,157,368	1,317,516

	$1,889,300	$2,419,199

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDING FEBRUARY 28, 2007

(In thousands of dollars)

	(Unaudited) Six Months Ended
	August 25, 2006	August 26, 2005
OPERATING ACTIVITIES:
Net income	$4,894	$29,655
(Income) loss from discontinued operations	(2,101)	1,057

Income from continuing operations	2,793	30,712
Adjustments to reconcile to net cash provided by operating activities:
(Gain) loss on fixed assets	(24)	1,632
Loss on extinguishment of debt	4,972	863
Depreciation and amortization	24,849	28,091
Deferred income taxes	15,234	25,773
Other non-cash charges	7,016	1,749
Changes in operating assets and liabilities, net of acquisitions:
Decrease in trade accounts receivable	59,718	7,577
Increase in inventories	(56,560)	(74,628)
Increase in other current assets	(24,203)	(17,820)
Decrease in deferred costs - net	26,787	51,435
Decrease in accounts payable and other liabilities	(34,961)	(29,532)
Other - net	619	(3,057)

Cash Provided by Operating Activities	26,240	22,795

INVESTING ACTIVITIES:
Proceeds from sale of short-term investments	1,026,280	1,070,480
Purchases of short-term investments	(817,540)	(1,070,490)
Property, plant and equipment additions	(18,699)	(18,618)
Cash payments for business acquisitions, net of cash acquired	(11,154)	—
Cash receipts related to discontinued operations	9,559	—
Proceeds from sale of fixed assets	461	7,365

Cash Provided (Used) by Investing Activities	188,907	(11,263)

FINANCING ACTIVITIES:
Increase in long-term debt	200,000	—
Reduction of long-term debt	(440,505)	(10,782)
Increase in short-term debt	20,000	—
Sale of stock under benefit plans	2,804	21,302
Purchase of treasury shares	(108,674)	(98,026)
Dividends to shareholders	(9,164)	(10,906)
Debt issuance costs	(8,136)	—

Cash Used by Financing Activities	(343,675)	(98,412)

DISCONTINUED OPERATIONS:
Cash (used) provided by operating activities from discontinued operations	(399)	170
Cash provided by investing activities from discontinued operations	1,647	563

Cash Provided by Discontinued Operations	1,248	733

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,780	(1,913)

DECREASE IN CASH AND CASH EQUIVALENTS	(124,500)	(88,060)

Cash and Cash Equivalents at Beginning of Year	213,613	247,799

Cash and Cash Equivalents at End of Period	$89,113	$159,739